Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated March 6, 2025 relating to the financial statements of BCE Inc. (the “Company”) appearing in the Annual Report on Form 40-F of the Company for the year ended December 31, 2025.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

April 2, 2026